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                                                                   Exhibit 10.5b


                         LABORATOIRE L. LAFON - CEPHALON

                           LICENSE AGREEMENT - OUTLINE


Parties
Background


ARTICLE I   -  Definitions

               1.   Territory
               2.   Patents - Appendix A
               3.   Licensed Product
               4.   Combination Product
               5.   Improvements
               6.   Net Sales
               7.   Technical Information
               8.   Exclusive License
               9.   Compound

ARTICLE II  -  Grant of License

ARTICLE III -  Registration of Licensed Product

               1.   Technical Information Furnished by Lafon

               2.a  Reports on Licensed Product

               2.b  Notification concerning adverse reactions

               2.c  Notification concerning governmental actions

               2.d  Recalls and withdrawals

               3.a Lafon Assistance on Applications for Approval to Market CEPHALON to carry on local trials and regulatory filings at its expenses

               3.b  Estimated Time Frame for CEPHALON to obtain Market Approval

               3.c Lafon Right to terminate if Market Approval Not Obtained Within Estimated Time Frame or on Failure to File IND

               3.d Termination on failure to Market Within Reasonable Time after Receiving Approval



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ARTICLE IV  -  Confidentiality

               1.   Confidential Technical Information
               2.   Reasonable Security Measures
               3.   Lafon Obligation to Hold CEPHALON Reports Confidential
               4.   Technical Information Identified as Confidential

ARTICLE V   -  Fees, Royalties and Royalty Payment Terms

               l.a  License Fee
               l.b  Royalty Rate on Net Sales of Licensed Product
               2. Royalty Payable on Net Sales of Licensed Product for ________ from Marketing in Territory
               3.   Combination Product Royalty
               4.   Royalty Payment and Statement
               5.   No Multiple Royalties
               6.   No Royalties on Sales Between CEPHALON and sublicensees
               7.   Taxes on Royalty Payments
               8.   Sublicensee Payment on Behalf of CEPHALON
               9.   Records and Audit

ARTICLE VI  -  Duration and Termination

               1.   Duration
               2.   Termination for Breach
               3.   Survival of Obligations
               4.   Return of Confidential Information

ARTICLE VII -  Patents and Improvements

               1.   LAFON Obligation to Maintain and Prosecute Patents
               2.   Third Party Infringement of Licensed Patents
               3.   Defense of Patent Infringement Claims
               4.   Unlicensed Competition - Royalty Relief
               5.   Infringement of Third Party Patents - Royalty Credit
               6.   Improvements
               7.   Patent term extensions


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                        * The confidential material contained herein has been
                   - omitted and has been separately filed with the Commission.-

ARTICLE VIII - Representations, Warranties and Indemnification

               1.   LAFON Representations and Warranties
               2.   CEPHALON Representations and Warranties
               3.a  LAFON Indemnification
               3.b  CEPHALON Indemnification
               3.c  Conditions to Indemnification


ARTICLE IX   - Miscellaneous Provisions

               1.   Successors and Assigns
               2.   Governing Law
               3.   Modification or waiver
               4.   Notices
               5.   Supply of Compound
               6.   Force Majeure
               7.   Counterparts
               8.   Entire Agreement
               9.   Severability


ARTICLE X    - Arbitration

               Execution


APPENDIX A   - PATENTS



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                                LICENSE AGREEMENT



AGREEMENT made this _____ day of January, 1993, by and between LABORATOIRE L. LAFON, a French corporation (hereinafter called "LAFON") - 19, avenue du Professeur-Cadiot - 94701 Maisons-Alfort - France and CEPHALON, INC., a Delaware corporation (hereinafter called "CEPHALON"), 145 Brandywine Parkway, West Chester, PA 19380, U.S.A.

WITNESSETH:

WHEREAS, LAFON has discovered and developed an original compound, modafinil
(INN) for which it owns patent rights in the U.S.A., such compound being useful in the field of the central nervous system; and

WHEREAS, CEPHALON is interested in acquiring a license from LAFON in order to develop, promote and market in the U.S.A. and Mexico products containing modafinil as an active ingredient; and

WHEREAS, LAFON is agreeable to grant CEPHALON a license under terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties, in consideration of their respective covenants contained herein, agree as follows:

                             ARTICLE I - DEFINITIONS

For purposes of this Agreement the following words and phrases shall have the following meanings:

1. "Territory" shall mean the territory of U.S.A., its territories and possessions, and Mexico.

2. "Patents" shall mean (i) patents and patent applications now or hereafter owned or controlled by LAFON in the Territory, including but not limited to those patents listed on Appendix A attached hereto, which cover the Compound or a Licensed Product, or its method of manufacture or use, and
     (ii) any continuation, continuation in part, divisional or reissue patent application or patent of addition, or patent filed thereon and any extension thereof and any patents issuing therefrom.

3. "Licensed Product" shall mean any pharmaceutical specialty (whether sold by prescription, over-the-counter, or otherwise) containing the Compound.

4. "Combination Product" shall mean any Licensed Product containing the Compound and one or more other pharmacologically active ingredients.


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5.   "Improvements" shall mean compositions and processes pertaining directly to the Licensed Product, and new techniques of using, applying or administering the Licensed Product.

6. "Net Sales" shall mean the gross sales proceeds derived by CEPHALON and/or its sublicensees from the sale of the Licensed Product in the Territory while this Agreement is in effect, after deducting normal and customary cash and trade discounts, returns, allowances, transportation and insurance charges or allowances, if shown on the invoice for the sale, and sales, excise, turnover or similar taxes, if any, paid or allowed by CEPHALON, and/or its sublicensees directly in respect of such sales.

7. "Technical Information" shall mean all information, inventions, or Improvements relating to the Licensed Product now or hereafter owned or controlled by LAFON, including but not limited to, chemical, biological, physical, pharmacological and toxicological data, animal and clinical studies, data and know-how concerning the manufacturing of Licensed Product from the Compound including but not limited to manufacturing processes and procedures.

8. "Exclusive License" shall mean that the right to develop, make, have made for it, use and sell the Licensed Product from the Compound in the Territory is granted to CEPHALON solely and exclusively (even as to LAFON and its affiliates).

9. "Compound" shall mean modafinil and/or any other similar compound, isomer or salt thereof.

10. "Cephalon" shall mean Cephalon, Inc. and any entity controlled by Cephalon, including any subsidiary or other entity as to which Cephalon owns at least 50% of the voting stock or the right to receive at least 50% of the profits.

                          ARTICLE II - GRANT OF LICENSE

LAFON hereby grants to CEPHALON an Exclusive License, including the exclusive right to practice under Patents and Technical Information, to make or have made for it the Licensed Products and/or Combination Products from the Compound, and to use and sell Licensed Products throughout the Territory. The license granted hereunder does not include the right to make or have made the Compound, except that the license hereunder shall automatically be expanded to include such right to the extent provided in paragraphs 11 or 13 of the Supply Agreement.

CEPHALON shall have the right to grant sublicenses as long as CEPHALON is licensed hereunder, subject to the prior approval of



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

LAFON, which shall not be unreasonably withheld. CEPHALON shall require its sublicensees to abide by CEPHALON's obligations under this Agreement, and shall be liable to LAFON for the thorough application by its sublicensees of such obligations. CEPHALON shall forward to LAFON a copy of each such sublicense within thirty (30) days after execution thereof.

                 ARTICLE III - REGISTRATION OF LICENSED PRODUCT

1. Upon execution of this Agreement and on a continuing basis, LAFON shall promptly furnish to CEPHALON all available Technical Information. LAFON will ensure that any new preclinical or clinical data included in the Technical Information received or generated after execution of this Agreement is provided to CEPHALON promptly in order that it may be included, if necessary, in the Investigational New Drug Exemption (IND) or New Drug Approval (NDA) application. LAFON agrees to execute such documents as CEPHALON may reasonably request in connection with such IND or NDA applications.

2.a. During the term of this Agreement LAFON and CEPHALON also shall transmit to each other reports regarding the development of the Licensed Product, at least semi-annually.

2.b. During the term of this Agreement LAFON and CEPHALON agree to notify the other party immediately, in English, of any information known to it concerning any serious or unexpected side effect, injury, toxicity, or sensitivity reaction, or any unexpected incidents, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of a Licensed Product or any product of LAFON or a licensee of LAFON that contains the Compound, whether or not determined to be attributable to the Compound. "Serious", as used in this paragraph, refers to an experience which is life-threatening or results in death, permanent or substantial disability, inpatient hospitalization, or prolongation of hospitalization, or produces a congenital anomaly or cancer, or is the result of an overdose. "Unexpected", is one that is not listed in the current labeling for the Licensed Product and includes an event that may be symptomatically and pathophysiologically related to an event listed in the labeling but differs from the event because of increased frequency, greater severity or specificity. Each party shall cooperate with the other to resolve complaints received by the other party with respect to any Licensed Products.

2.c. During the term of this Agreement, each party further agrees to immediately notify the other party, in English, about any information such party received (including information received from a licensee or a sublicensee that is known to


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

     such party) regarding any threatened or pending action by a governmental agency which may affect the safety and efficacy claims of a Licensed Product or the continued testing or marketing of the Licensed Product. Upon receipt of any such information, LAFON shall consult with CEPHALON in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting either party's right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law or regulation.

2.d. In the event (i) any governmental or regulatory authority issues a request, directive, or order that any Licensed Product be recalled or withdrawn from the Territory, or (ii) a court of competent jurisdiction in a final, nonappealable judgment orders a recall or withdrawal of any Licensed Product from the Territory, or (iii) LAFON and CEPHALON agree that a Licensed Product should be recalled or withdrawn from the Territory, the parties shall take all appropriate corrective actions to effect the recall or withdrawal. The costs and expenses of notification and destruction or return of the recalled or withdrawn Product shall be borne by LAFON in the Territory, if the recall or withdrawal resulted from a failure by LAFON to comply with the manufacturing specifications or other breach by LAFON under this Agreement or the Supply Agreement. In all other cases, CEPHALON shall pay the costs of recall or withdrawal of the Licensed Product in the Territory.

3.a. LAFON shall cooperate with CEPHALON and render assistance in connection with the filing of applications with any governmental authority or agency in the Territory which may be required for CEPHALON to obtain approval to market the Licensed Product in the Territory. Further, LAFON agrees to deliver a letter of authorization or other documentation to any governmental authority or agency in the Territory to enable CEPHALON to file, refer to or incorporate by reference all of LAFON's Technical Information including data on file with any such agency or authority concerning the Licensed Product in a Drug Master File or otherwise. In the event LAFON supplements or modifies any such Drug Master File, LAFON agrees to notify CEPHALON promptly that supplements or modifications have been made.

3.b. CEPHALON shall use all reasonable efforts, consistent with full and complete laboratory and clinical evaluations and standards for new drug product development, applicable in the Territory, to obtain all approvals which may be required to permit the sale of the Licensed Product in the Territory. To that end, CEPHALON shall conduct, at its own expense, all necessary trials in the Territory and proceed to regulatory


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

     filings for all current and future indications of the Licensed Products.

     CEPHALON will endeavor to obtain such approvals in the Territory as expeditiously as possible. Within six (6) months from the date of this Agreement, CEPHALON will endeavor to file an application for Investigational New Drug Application ("IND") with the U.S. Food and Drug Administration (the "FDA") with respect to a Licensed Product. In addition, CEPHALON will endeavor to file a New Drug Application ("NDA") with the FDA within two (2) years from the date CEPHALON files the IND for such Licensed Product, provided that CEPHALON shall not be deemed to be in breach of these obligations if the FDA requires CEPHALON to submit any additional preclinical data other than the data furnished by LAFON to CEPHALON immediately following the execution of this Agreement, or for any other reason outside of CEPHALON's control.

     CEPHALON and LAFON shall negotiate in good faith to determine the structure of any multi-country trials to be initiated in connection with future indications of a Licensed Product, as well as the appropriate share of costs to be funded by CEPHALON, taking into account the relative benefits of the indication to each party.

3.c. If CEPHALON fails to make all reasonable efforts to file an IND or NDA for a Licensed Product within the time periods specified and as provided in paragraph 3.b above, then LAFON may as its sole remedy terminate this Agreement in accordance with Article VI, paragraph 2. The time periods specified in paragraph 2 of Article VI may be extended upon the mutual consent of the parties.

3.d. If CEPHALON fails to market the Licensed Product within three (3) months of the effective date of approval of an application including price reimbursement approval (and assuming receipt from LAFON of Compound under the Supply Agreement), to permit such sale, upon sixty (60) days notice, LAFON may as its sole remedy, terminate CEPHALON's Exclusive License in the Territory, and upon LAFON's request (and to the extent permitted by law), CEPHALON will thereupon transfer its rights and approvals concerning the Licensed Product in the Territory to LAFON or its designated assignee.


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                          ARTICLE IV - CONFIDENTIALITY

1. During the term that this Agreement is in effect and after its termination or expiration, CEPHALON shall keep the Technical Information it receives from LAFON concerning the Licensed Product confidential and shall not use or disclose it to others except:

     (i)  for carrying out the purpose of this Agreement; or

     (ii) for furnishing data to governmental agencies as required; or

    (iii) except to the extent that such information is:

          (a) in the literature or generally known to the public prior to the date of disclosure by LAFON to CEPHALON or becomes a part of the literature or generally known to the public after the disclosure through no fault of CEPHALON;

          (b)  known to CEPHALON prior to the date of disclosure by LAFON;

          (c) disclosed to CEPHALON by a third party legally entitled to disclose such information to CEPHALON; or

          (d) disclosed to third party consultants or agents who are necessary or desirable for evaluation, registration and marketing of the Licensed Product, if such third parties agree to keep the information confidential to the same extent required by this Agreement.

     In addition, LAFON and CEPHALON agree that they will not disclose to any third party the content, terms and conditions of this Agreement, except as may be required by the U.S. securities and other applicable laws and except as set forth above in this paragraph l(iii)(a).

2. LAFON and CEPHALON shall take all reasonable steps to eliminate the risk of disclosure of each other's confidential information, including, without limitation, ensuring that only employees with a need to know the confidential information have access thereto and that such employees shall sign or shall have signed confidentiality agreements to treat the information confidentially.

3. During the term of this Agreement LAFON agrees to be reciprocally bound by the above confidentiality as to any reports, data or other information furnished to it by


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

     CEPHALON under this Agreement, provided LAFON and its licensees may use any information contained in such reports as required to secure regulatory approval to market the Licensed Product in any country not included in the Territory. After the expiration or termination of this Agreement LAFON agrees to be reciprocally bound by the above confidentiality obligations with respect to any business or financial information of CEPHALON furnished by CEPHALON.

4. All documents containing Technical Information and furnished by LAFON to CEPHALON shall be identified prominently as "CONFIDENTIAL".

                  ARTICLE V - FEE, ROYALTIES AND PAYMENT TERMS

1. For and in consideration of the license granted herein CEPHALON shall pay to LAFON the following license fees and royalties:

     a.   CEPHALON shall pay to LAFON the following license fees:

           - one million US dollars (USD 1.0 million) upon signature of this Agreement,

           - one million US dollars (USD 1.0 million) - First Anniversary of the date of this Agreement,

           -   one million US dollars (USD 1.0 million) - Second Anniversary,

           -   One million US dollars (USD 1.0 million) - Third Anniversary,

           - Two million US dollars (USD 2.0 million) - upon the first U.S. FDA approval of a Licensed Product.

     b. In addition, CEPHALON shall pay to LAFON a royalty on Net Sales of Licensed Products by CEPHALON and/or its sublicensees, calculated at the rate of five per cent (5%) during the first three years from the date of first commercial sale of the first Licensed Product in the Territory, and seven per cent (7%) thereafter.

2. Royalties shall be payable on Net Sales of Licensed Product in the Territory for a period of fifteen (15) years from the date of the first commercial sale of the first Licensed Product in the Territory. Thereafter, CEPHALON's license


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     granted under Article II hereof shall be fully paid-up and irrevocable as to all Licensed Products.

3. Net Sales for each Combination Product shall be determined by multiplying the Net Sales of such Combination Product by a fraction; the numerator of the fraction shall be the cost to CEPHALON of the active substance supplied by LAFON, and the denominator shall be the total cost to CEPHALON of all active ingredients contained in such Combination Product but in no event shall the royalty be decreased to less than one-half (1/2) of the amount obtained in applying the royalty rate under l.b above to the Net Sales of the Combination Product. Costs shall be determined according to CEPHALON's accounting methods for determining the cost of its pharmaceutical products.

4. Royalty payments shall be made in US Dollars within sixty (60) days after the last day of June and December for royalties accruing on sales during the six (6) preceding calendar months. Each royalty payment shall be accompanied by a statement which shall set forth the gross sales, the detail of deductions according to article 1.b, Net Sales, the royalty rate and royalties payable in US Dollars. If CEPHALON receives Net Sales in a currency other than US Dollars, royalties shall be calculated by using the rate for converting such currency into US Dollars quoted as the New York foreign exchange selling rate on the last business day of the royalty period.

5. Only one royalty shall be payable for a Licensed Product, regardless of the number of Patents that may apply to the Licensed Product or its manufacture, use or sale.

6. No royalties shall be payable on sales between CEPHALON and its sublicensees.

7. All taxes assessed, imposed on or required to be withheld from royalty payments due LAFON, will be deducted from the sums due, as far as such amounts can be deducted from LAFON's taxes in France. Tax receipts will be received by CEPHALON evidencing such payments which receipts will be forwarded to LAFON.

8. Any sublicensee of CEPHALON may, at CEPHALON's sole discretion pay in US Dollars on behalf of CEPHALON any obligation of CEPHALON under this Agreement and such payment shall be received by LAFON in lieu of payment by CEPHALON with the same effect as if payment had been tendered by CEPHALON in satisfaction of such obligation under this Agreement.


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9.   CEPHALON shall, and shall require its sublicensees to, keep and maintain records of sales made pursuant to the license and/or sublicenses granted hereunder. Such records shall be open to inspection at any reasonable time and upon reasonable notice (but not more than once each calendar year) within three (3) years after the royalty period to which such records relate, by an independent certified public accountant selected by LAFON, retained at LAFON's expense and approved by CEPHALON, such approval not to be unreasonably withheld. Such accountant shall have the right to examine the records kept pursuant to this Agreement only to verify the royalty payments to be made by CEPHALON to LAFON hereunder. Such accountant shall keep confidential all information it receives in the course of such inspection and may report the findings of said examination of records to LAFON and to CEPHALON only insofar as it is necessary to evidence any mistake or impropriety on the part of CEPHALON and/or its sublicensees.

                      ARTICLE VI - DURATION AND TERMINATION

1. Unless sooner terminated under paragraph 2 below, this Agreement shall expire fifteen (15) years after the first commercial sale of the first Licensed Product in the Territory, or upon the expiration of the last-to-expire Patent licensed hereunder, whichever is later. CEPHALON's fully paid-up and irrevocable license to Technical Information shall survive such expiration in accordance with Article V, paragraph 2.

2. CEPHALON may terminate this Agreement at any time upon thirty (30) days notice in writing to LAFON, and LAFON may terminate this Agreement pursuant to Article III, paragraphs 3.c. and 3.d. In addition, if either party hereto shall fail to comply in any material respect with any of its obligations under this Agreement and shall fail to remedy any such breach within ninety (90) days after receipt of written notice thereof from the other party, the party not in default shall have the right to terminate this Agreement by giving written notice of termination. Notwithstanding the foregoing, if CEPHALON shall have breached an obligation under Article 3 only in respect of one jurisdiction within the Territory, LAFON may terminate this Agreement only with respect to such jurisdiction. In such event, the definition of "Territory" shall automatically be amended to delete such jurisdiction from and after such termination date.

3. The expiration or termination of this Agreement or any license granted hereunder for any reason by either party shall not relieve the parties of any obligation accruing prior to such expiration or termination.




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4.   Upon termination of this Agreement under paragraph 2, CEPHALON shall (i)
     stop using Technical Information and return to LAFON all documents in its possession containing same, except to the extent retention of clinical data or other Technical Information is required by applicable law, (ii) as soon as practicable sell any remaining inventory of Licensed Products (subject to its obligation to pay LAFON a royalty thereon), and (iii) if requested by LAFON, transfer to LAFON or any company designated by LAFON the product registrations for Licensed Products in the Territory, to the extent permitted by applicable law and at LAFON's expense. LAFON shall likewise cease using any business or financial information related to CEPHALON and shall return to CEPHALON all documents in its possession containing same.

5. The provisions of Article IV will survive the expiration or termination of this Agreement, in accordance with their terms.

                              ARTICLE VII - PATENTS

1. LAFON shall maintain the Patents in the Territory and will prosecute any patent applications included in the Patents. LAFON will keep CEPHALON fully advised of the status of all Patents, will take all reasonable efforts to send CEPHALON in advance drafts of any filing in the Territory related to the Patents as well as copies of the filewrapper, and will consider the suggestions of CEPHALON and its patent counsel with respect to the prosecution and maintenance of the Patents. If LAFON fails to prosecute the patent application or to maintain the Patents as required by this Agreement, CEPHALON shall have the right to take over and prosecute any such application or maintain any such Patents in LAFON's name.

2. In the event any of the licensed Patents are infringed in the Territory, LAFON agrees to immediately commence appropriate legal action to stop such infringement at its sole expense, and CEPHALON shall assist it to do so, at CEPHALON's expense. If LAFON fails to initiate such action within ninety
     (90) days after being notified by CEPHALON of the infringement, CEPHALON shall have the right to begin such action at its own expense at CEPHALON's option, in the name of LAFON, and the latter agrees to give CEPHALON its complete cooperation, at LAFON's expense. Any damages or awards resulting from the prosecution of such claim shall be applied first, to reimburse the prosecuting party for its costs and expenses and any balance shall be shared by the parties in proportion to their economic losses from such infringement.


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

3. Each party shall promptly notify the other party of any claim asserting that the use of Compound in connection with a Licensed Product infringes the proprietary rights of another person. LAFON shall defend any such claim unless it determines, in its sole discretion, that it is not in its interests to do so. If LAFON elects to defend a claim, the defense shall be at LAFON's costs and expense, but CEPHALON may be represented by counsel in an advisory capacity, at CEPHALON's expense. If LAFON does not elect to defend such claim within 120 days after receiving notice (from CEPHALON or otherwise) of such claim, CEPHALON may, but is not required to, defend such claim. Any such defense shall be at the expense of CEPHALON (including attorneys' fees), but CEPHALON shall keep LAFON informed of the status of any such defense, and any damages or awards that are awarded to CEPHALON resulting from the defense of such claim shall be the sole property of CEPHALON. Either party assuming the defense of such claim may join the other party as a defendant if necessary to defend such claim, but shall indemnify and hold harmless the party so joined against attorneys' fees, court costs or damages resulting from the use of such party's name in the action.

4. If Licensed Product is sold by a third party or parties (whether unlicensed or under a compulsory license) on a substantial commercial basis in a country in the Territory during the period in which such sales continue, the royalty payable on Net Sales in such country in the Territory during the period in which such sales continue, the royalty payable on Net Sales in the Territory shall be reduced to 2.5%. For purposes of this provision "substantial commercial basis" shall mean forty per cent (40%) of unit sales of Licensed Product in such country in the Territory for the immediately preceding six calendar months.

5. In the event that CEPHALON or its affiliates are required during the term of this Agreement to pay royalties to a third party for patents, or patent applications owned or controlled by said third party covering the Licensed Product, its method of use or production, such royalties shall be creditable against any earned royalties payable under this Agreement in the applicable country in the Territory but in no event shall the royalties due LAFON be reduced to less than one-half (1/2) of the royalties otherwise payable to LAFON under the terms of this Agreement in such country in the Territory.

6. CEPHALON and LAFON will advise each other periodically of any Improvements made by either party patentable or not, and CEPHALON and LAFON agree to grant the other party authorization to use such Improvements at no cost on a nonexclusive basis. The licensees or sublicensees of a party shall be authorized to use an Improvement of the other party in their respective territory or territories (but not in the territory of the party who made the Improvement) if the licensee or sublicensee has agreed (as of the date of this Agreement) to reciprocity with respect to its own improvements related to Licensed Products, including the Compound.

7. CEPHALON and LAFON will cooperate to the extent required to obtain an extension of the term of the Patents under the U.S. Drug Price Competition and Patent Term Restoration Act.

          ARTICLE VIII - REPRESENTATIONS & WARRANTIES; INDEMNIFICATION

1. LAFON represents and warrants to CEPHALON that: (a) the manufacture, marketing, sale and use of the Licensed Products in the Territory do not, to LAFON's knowledge, conflict with or infringe any intellectual property rights of another and there is no pending or threatened claim or litigation against LAFON with respect to the Patents or their use in connection with a Licensed Product; (b) all of the Patents and Technical Information are owned by LAFON, free and clear of all liens or encumbrances, and no interest in any of the Patents or Technical Information has been granted or licensed to any third party in the Territory; (c) this Agreement, when executed and delivered by LAFON, will be the legal, valid and binding obligation of LAFON, enforceable against LAFON in accordance with its terms; (d) LAFON has the authority to grant in the Territory the licenses granted to CEPHALON of the scope set forth herein.

2. CEPHALON represents and warrants to LAFON that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) CEPHALON has full right and authority to enter into this Agreement as herein described and is not a party to any agreement, indenture or other instrument and has no by-law or charter provision and knows of no law or regulation which would prohibit it from entering into this Agreement; and (c) this Agreement has been duly authorized and when executed and delivered will become a valid and binding contract of CEPHALON enforceable against CEPHALON in accordance with its terms.

3.a. LAFON will indemnify and hold harmless CEPHALON and its affiliates, employees, officers, directors, and agents (a "CEPHALON Indemnified Party") from and against any and all liability, loss, damages, costs or expenses (including reasonable attorneys' fees) which the CEPHALON Indemnified Party may incur, suffer or be required to pay that results from the breach by LAFON of its obligations hereunder or any of its representations or warranties contained in this Agreement.

3.b. CEPHALON will indemnify and hold harmless LAFON and its affiliates, employees, officers, directors, and agents (an "LAFON Indemnified Party") from and against any and all liability, loss, damages, costs, or expenses (including reasonable attorneys' fees) which the LAFON Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with any breach by CEPHALON of its obligations hereunder or any of its representations or warranties contained in this Agreement.

3.c. The obligations of the indemnifying party under paragraphs 3.a. and 3.b.
     above are conditioned upon the prompt notification to the indemnifying party of any of the aforementioned suits or claims in writing within thirty
     (30) days after receipt by the party's general counsel's office of notice by the indemnified party of such suit or claim. The indemnifying party shall have the right and obligation to defend any such suit or claim. The indemnified party may participate in the defense of such suit or claim at its sole cost and expense. This provision for indemnification shall be void and there shall be no liability against a party as to any suit or claim for which settlement or compromise or an offer of settlement or compromise is made without the prior consent of the indemnifying party.

                      ARTICLE IX - MISCELLANEOUS PROVISIONS

1.   Successors and Assigns

     This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. This Agreement cannot be assigned by any of the parties hereto without the prior approval of the other party in writing; provided, however, that either party may, without such consent, assign this Agreement in connection with the transfer or sale of all or substantially all of its business or in the event of its merger or consolidation with another company. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligation which such party then has hereunder.

     Notwithstanding the foregoing, if prior to FDA approval of the initial Licensed Product, CEPHALON (i) sells 60% or more of its tangible assets, or
     (ii) participates in or becomes subject to a merger in which it is not the surviving entity, the transaction may proceed without the consent of LAFON but, within ninety (90) days after such event, the parties

     (in the case of CEPHALON, any successor to CEPHALON) shall meet to review the development and commercialization plans for the Licensed Product of the successor entity. If the successor to CEPHALON does not wish to continue aggressively the development and commercialization plans for the Licensed Products on the same schedule as CEPHALON, it shall, upon request of LAFON, sublicense its rights under this Agreement (subject to the approval of LAFON in accordance with Article II), for a sublicense fee of no more than l.5X CEPHALON's investment in the development of Licensed Products to the date of such sublicensing in addition to any amounts due to LAFON hereunder.

2.   Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of France.

3.   Modification or Waiver

     No modification or waiver of any of the provisions of this Agreement shall be valid unless in writing signed by the parties hereto or signed by the party against whom enforcement of such modification or waiver is sought.

4.   Notices

     Notice hereunder shall be deemed sufficient if given by registered air mail, postage prepaid, and addressed to the party to receive such notice at the address given above, or at such other address as may hereafter be designated by notice in writing.

5.   Supply of Compound for Clinical Purposes

     To enable CEPHALON to carry out its pharmacological, toxicological and clinical experimentation for the Licensed Product, LAFON shall furnish CEPHALON with reasonable quantities of the Compound used in the Licensed Product. The terms and conditions of the supply and purchase of such Compound are set forth in the Supply Agreement of even date herewith between LAFON and CEPHALON, except that the Compound shall be provided free of charge to CEPHALON.

6.   Force Majeure

     Neither party shall be liable to the other party for any delay in performance or nonperformance of any of its obligations hereunder caused by any act of God, explosion, fire, war, labor disputes, order or decree of any court or governmental authority, or other unforeseeable cause wholly beyond the control and without the negligence of such party provided the party so affected promptly notifies the other party and uses its best efforts to remove such cause as soon as reasonably practical. CEPHALON's Exclusive License in the Territory shall not be subject to termination by LAFON where CEPHALON's failure to perform is due to any of the foregoing causes.

7.   Counterparts; Effectiveness

     This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of LAFON and CEPHALON. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, but all of which together shall constitute one and the same instrument.

8.   Entire Agreement

     This Agreement, together with the Supply Agreement and the Trademark Agreement, contain all of the covenants, terms and undertakings of the parties with respect to the particular subject matter hereof and all prior agreements among the parties relating to the subject matter hereof, whether written or oral, are merged herein and shall be of no force and effect. This Agreement cannot be changed, modified or discharged except by an instrument in writing signed by both parties hereto.

9.   Severability

     If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

                             ARTICLE X - ARBITRATION

Any difference between the parties hereto concerning the interpretation or application of this Agreement which could not be resolved amicably shall be finally settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators designated in accordance with said Rules. This Agreement shall be construed, and the rights of the parties determined, in accordance with the French laws. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. The place of arbitration will be Geneva.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the day and year first written above.



LABORATOIRE L. LAFON                           CEPHALON, INC.


By: /s/  F.C.Lafon                             By: /s/  Frank Baldino, Jr.
    ---------------------------                    ---------------------------
Name: F.C.Lafon                                Name: Frank Baldino, Jr.
Title: Chief Executive Officer                 Title: President & CEO


Date: 1/20/93                                  Date: Jan 20th 1993


ATTEST                                         ATTEST

By: [ILLEGIBLE]                                By: /s/ Jack Lief
    ---------------------------                   ----------------------------

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